EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     AGREEMENT, effective as of October 1, 2006, between KENNETH M. DARBY (hereinafter called "Darby") and VICON INDUSTRIES, INC., a New York corporation, having its principal place of business at 89 Arkay Drive, Hauppauge, New York 11788 (hereinafter called the "Company").

     WHEREAS, Darby has previously been employed by the Company, and

     WHEREAS, the Company and Darby mutually desire to assure the continuation of Darby's services to the Company,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:

          1. Employment. The Company shall employ Darby as its Chief Executive Officer (CEO) throughout the term of this Agreement, and Darby accepts such employment.

          2. Term. The term of this Agreement shall commence as of the date of this Agreement and expire on September 30, 2007.

          3. Compensation.

               A. The Company shall pay Darby a base salary of $325,000 per annum. Darby's salary shall be paid to him through the end of the term even if he should relinquish the CEO title and no longer have the responsibilities as CEO.

               B. In connection with any succession planning program, should the Company hire an individual (the "new hire") whose annual salary plus any guaranteed bonus for fiscal year 2007 exceed that of Darby then Darby's salary shall be automatically increased to a rate equal to the combination of salary and guaranteed bonus of the new hire on the start date of the new hire. In addition, Darby shall be entitled to a fiscal year 2007 bonus in an amount not less than any performance based bonus paid to the new hire for such fiscal year (excluding any new hire sign-on bonus). Any bonus due Darby under this section shall be reduced by any performance based bonus earned and owed Darby for fiscal year 2007. Such bonus shall be paid no later than December 31, 2007.

               C. Darby's base salary shall be payable monthly or bi-weekly.

               D. Darby shall also be entitled to fully paid family medical, dental, and hospital coverage utilizing doctors and hospitals of his choosing and continuation of Darby's individual long term disability insurance.

               E. The Company may only terminate this Agreement for reasons of "Gross Misconduct". "Gross Misconduct" shall mean(a) a wilful, substantial and unjustifiable refusal to substantially perform the duties and services required by this Agreement; (b) fraud, misappropriation or embezzlement involving the Company or its assets; or (c) conviction of a felony involving moral turpitude.

          4. Extent and Places of Services; Vacation

               A. Darby shall establish the strategic vision, operating policy and direct, supervise and oversee the operations of the Company. He shall advise and report to the Board of Directors. Darby shall also assume and perform such additional reasonable responsibilities and duties as the Board of Directors and he may from time to time agree upon.


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               B. Darby shall devote his full time,  attention,  and energies to the business of the Company.

               C. Darby shall not be required to perform his services outside the Hauppauge, New York area or such other area on Long Island, New York as shall contain the location of the Company's headquarters.

               D. The Company shall provide Darby with office space, secretary, telephones and other office facilities appropriate to his duties.

               E. Darby shall be entitled to one month's paid vacation per annum. Darby shall not be entitled to any payment of unused vacation or sick time at the conclusion of this Agreement.

          5. Covenant not to Compete. Darby agrees that during the term of this Agreement and for a period of five years thereafter unless the Company shall breach this agreement, he shall not directly or indirectly anywhere in the world engage in, or enter the employment of or render any services to any other entity engaged in, any business of a similar nature to or in competition with the Company's business of designing, manufacturing and selling CCTV security equipment and protection devices anywhere in the United States, Europe and Asia. Darby further acknowledges that the services to be rendered under this Agreement by him are special, unique, and of extraordinary character and that a material breach by him of this section will cause the Company to suffer irreparable damage; and Darby agrees that in addition to any other remedy, this section shall be enforceable by negative or affirmative preliminary or permanent injunction in any Court of competent jurisdiction.

          6. Termination Payment on Change of Control.

               A.  Notwithstanding  any other provision of this Agreement,  if a
          "Change of Control" occurs Darby, at his option, may elect to terminate his obligations under this Agreement and to receive a lump sum termination payment, without reduction for any offset or mitigation, in an amount equal to the balance owing under this Agreement.

               B. A "Change of Control" shall be deemed to have occurred if any entity shall directly or indirectly acquire a beneficial ownership of 50% or more of the outstanding shares of capital stock of the Company or any other event meeting the definition of "Change of Control" under IRS Section 409A.

               C. Darby's option to elect to terminate his obligations and to receive a lump sum termination payment may be exercised only by written notice delivered to the Company within 30 days following the date on which Darby receives actual notice of Change of Control.

               D. The lump sum payment shall be made within 30 days of the Company's receipt of Darby's notice of election.

          7. Death or Disability. The Company may terminate this Agreement, if during the term of this Agreement Darby becomes so disabled for a period of six months that he is substantially unable to perform his duties under this Agreement throughout such period. In addition, this Agreement shall automatically terminate upon Darby's death. Such termination shall not release the Company from liability to Darby for compensation earned to the date of the termination under this section.

          8. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect, and judgement upon the award rendered be entered and enforced in any court having jurisdiction thereof.

          9. Miscellaneous.

                    A. This  agreement may not be waived,  changed,  modified or discharged orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

                    B. This Agreement  shall be governed by the laws of New York applicable to contracts between New York residents and made and to be entirely performed in New York.

                    C. If any part of this Agreement is held to be unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.

                    D. This  Agreement  shall  inure to the  benefit  of, and be binding upon, the Company, its successor, and assigns.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                          VICON INDUSTRIES, INC.

/s/ Kenneth M. Darby                    By /s/ Peter F. Neumann
-----------------------                   ---------------------
Kenneth M. Darby                           Peter F. Neumann
                                           Chairman
                                           Compensation Committee

Date: November 10, 2006